EXHIBIT 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), entered into on the 23rd day of November, 2018, is by and between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”), and Jose Garcia (“Employee”).

RECITALS

WHEREAS, the Company is engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aircraft and aircraft components and markets and sells its services and products to its customers throughout the world (the “Business”); and

WHEREAS, the Company desires to hire Employee in the position of Senior Vice President and Chief Financial Officer, and to perform such other services as the Company may direct; and

WHEREAS, in the course of performing Employee’s duties for the Company, Employee is likely to gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company’s goodwill, and acquire other important benefits to which the Company has a protectable interest; and

WHEREAS, the Company has agreed to hire Employee and Employee has agreed to accept such employment by the Company upon the terms, conditions, and restrictions contained in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

1.    Employment. In reliance on the representations and warranties made herein, the Company hereby hires Employee to be its Senior Vice President and Chief Financial Officer working in Wichita, Kansas and reporting to the Company’s Chief Executive Officer, and to perform such duties and services in and about the business of the Company as may from time to time be assigned to Employee that are consistent with the responsibilities of a Senior Vice President and Chief Financial Officer. The job title and duties referred to in the preceding sentence may be changed by the Company in the Company’s sole discretion at any time, so long as the changes are consistent with responsibilities of a Senior Vice President and Chief Financial Officer. Employee shall devote Employee’s full time to this employment. Employee’s employment hereunder shall commence on or about January 7, 2019, or, if later, within two business days following the expiration of any notice obligation Employee owes to his prior employer (the “Effective Date”), will continue for a period of three years after the Effective Date (the “Initial Term”), and will automatically be extended for successive one-year periods thereafter (each a “Renewal Term”), unless either party provides the other with written notice at least ninety days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable, that such period will not be so extended (the Initial Term and any Renewal Term are, collectively, the “Employment Period”). For the purposes of this Agreement and any referenced plans or policies (including without limitation the STIP, the OIP, the LTIP, the Amended and Restated Deferred Compensation Plan, and the Benefit Plans, as defined herein), the Company’s notice of non-renewal of the Initial Term or any Renewal Term shall be deemed a termination without Cause. In the event that Employee ceases to be employed by the Company for any reason, Employee shall tender his resignation from all positions he holds with the Company, effective on the date his employment is terminated.

2.    Performance. Employee shall use Employee’s best efforts and skill to faithfully enhance and promote the welfare and best interests of the Company. Employee shall strictly obey all rules and policies of the Company, follow all laws and regulations of appropriate government authorities, and be governed by reasonable decisions and instructions of the Company as are consistent with job duties as described above.

3.    Compensation. Except as otherwise provided for herein, for all services to be performed by Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned to Employee throughout the Employment Period, the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of Employee’s undertakings and the services to be rendered by Employee:

(a)    Base Salary. Initially, Employee will be entitled to an annual salary of Six Hundred Fifteen Thousand Dollars ($615,000.00) (the “Base Salary”), which shall be paid in accordance with the Company’s policies and procedures. The Base Salary may be reviewed annually (for increase only) based on Employee’s and the Company’s performance, which may include, without limitation, participation in a periodic salary evaluation program on the same basis (including timing) as other employees of the Company of similar position.

(b)    Annual Incentive Compensation. Employee shall be eligible for annual incentive compensation (either in cash or common stock of the Company’s parent) under the Spirit AeroSystems Holdings, Inc. short-term incentive program (the “STIP”) maintained pursuant to and in accordance with the terms and conditions of the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan, as amended or restated from time to time (the “OIP”). Employee’s STIP award opportunity will be 100% of Base Salary if target performance goals are reached, with the actual amount subject to actual achievement (including either partial achievement or over-achievement) of goals. Any amount due and owing Employee for 2019 shall not be pro-rated due to Employee’s service for less than the full 2019 calendar year and Employee shall be entitled to the full STIP award (subject to target performance goals being reached) for such year regardless of the Effective Date. Employee’s annual STIP awards will be granted at the time and on the terms that the Company grants annual STIP awards under the OIP to its other executives.

(c)    Long-Term Incentive Awards. Employee will be eligible to participate in annual awards under the Spirit AeroSystems Holdings Inc. long-term incentive program (the “LTIP”) granted by the Board or its compensation committee, pursuant to and in accordance with the terms and conditions of the OIP. Employee’s annual LTIP award opportunity will be equal to 200% of Base Salary. Employee’s annual LTIP awards will be granted at the time and on the terms that the Company grants annual LTIP awards under the OIP to its other executives, with Employee’s initial LTIP award granted in February 2019.

(d)    Sign-On Bonus - Cash. The Company will pay Employee a cash payment in an aggregate amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Sign-On Bonus”), to be paid in two installments. The first installment will equal Two Hundred Fifty Thousand Dollars ($250,000.00) and will be paid no later than 30 days from the Effective Date. The second installment will equal Five Hundred Thousand Dollars ($500,000.00) and will be paid no later than the first anniversary of the Effective Date. Payment of each installment of this Sign-On Bonus is conditioned upon Employee not having been terminated for Cause by the Company or having resigned without Good Reason prior to the applicable payment date. If Employee’s employment is terminated by the Company without Cause, due to death or Disability, or by Employee for Good Reason prior to the applicable payment date of any Sign-On Bonus installment, such unpaid installments will be paid to Employee within thirty (30) days of such separation.

(e)    Sign-On Bonus - Equity. The Company will grant Employee two separate one-time equity awards in an aggregate total amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00). The first award will equal One Million Dollars ($1,000,000.00) (the “Initial Sign-On Award) and will be granted no later than 30 days from the Effective Date. The second award will equal Five Hundred Thousand Dollars ($500,000.00) (the “Subsequent Sign-On Award”) and will be granted no later than the first anniversary of the Effective Date. Each of the awards will be in the form of restricted stock and will be subject to the following vesting schedule and the other terms and conditions described in the form of award agreement, which will be consistent with awards of restricted stock granted to similarly situated executives:

Years of Service After the Grant Date	Vested Percentage
Less than 1	0%
1 but less than 2	33-1/3%
2 but less than 3	66-2/3%
3 or more	100%

For purposes of applying the vesting schedule above, Employee will be credited with a “Year of Service” for each 12-month period after the applicable grant date during which Employee is continuously performing services (or deemed to be continuously providing services) to the Company. Notwithstanding the foregoing, if, at any time before the “Vested Percentage” of an award is 100%, Employee is involuntarily terminated by the Company without Cause, Employee resigns for Good Reason, the Initial Term expires without renewal based upon the Company’s written notice of non-renewal or Employee’s employment terminates due to death or a Disability (as defined below), Employee will automatically become 100% vested with respect to the outstanding and unvested portion of such award. If Employee is involuntarily terminated by the Company without Cause, Employee resigns for Good Reason or Employee’s employment terminates due to death or a Disability prior to the grant of the Subsequent Sign-On Award but after the grant of the Initial Sign-On Award, the accelerated vesting described in the immediately preceding sentence will apply only to the Initial Sign-On Award and, in lieu of granting the Subsequent Sign-On Award, the Company will instead pay Employee a cash payment equal to Five Hundred Thousand Dollars ($500,000.00) no later than 30 days following such termination. If Employee is involuntarily terminated by the Company without Cause, Employee resigns for Good Reason, or Employee’s employment terminates due to death or a Disability prior to the grant of the Initial Sign-On Award, in lieu of granting the Initial Sign-On Award and Subsequent Sign-On Award, the Company will instead pay Employee a cash payment equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) no later than 30 days following such termination.

(f)    Deferred Compensation. Employee will be entitled to a contribution by the Company of One Hundred Thousand Dollars ($100,000.00) per calendar year into Employee’s “employer discretionary contribution account” under the Company’s Amended and Restated Deferred Compensation Plan, subject to the terms set forth therein. The Company expects to make such contribution in December of each calendar year.

(g)    Relocation. Employee will be entitled to relocation benefits under the terms of the Company’s Corporate Domestic Relocation Guide - Level 4 Policy (Senior Vice President and Above).

(h)    Other Benefit Plans. Employee shall also be eligible to participate in the Company’s other employee benefit plans, policies, practices, and arrangements as the same may be offered to other officers of the Company from time to time, including, without limitation, (i) any retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, or other arrangement, or any successors thereto; and (ii) such other benefit plans as the Company may establish or maintain from time to time (collectively the “Benefit Plans”). Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

(i)    Holiday and Time Off. Employee will be provided with 12 paid holidays each year and with responsible paid time off in accordance with the Company’s policies and practices in effect from time to time, as applicable to similarly situated executives of the Company.

(j)    Fringe Benefits. Employee will be provided with all fringe benefits and perquisites in accordance with the Company’s policies as the same may be amended from time to time.

(k)    Withholding Taxes. The Company shall have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.

(l)    Expenses. During Employee’s employment, the Company shall promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

(m)    Clawback. The Company and Employee each acknowledge that amounts paid under this Agreement, the OIP or the other Benefit Plans are subject to any policy on the recovery of compensation (i.e., a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.

4.    Restrictions.

(a)    Acknowledgements. Employee acknowledges and agrees that: (1) during the Employment Period, because of the nature of Employee’s responsibilities and the resources provided by the Company, Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company’s business practices and operations; (2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute the Company’s only contact with such persons, and, as a consequence of the foregoing, Employee will occupy a position of trust and confidence with respect to the Company’s affairs; (3) the Business involves the marketing and sale of the Company’s products and services to customers throughout the entire world, the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company involve aspects of both the Company’s domestic and international business; and (4) it would be impossible or impractical for Employee to perform Employee’s duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Employee acknowledges that if Employee went to work for, or otherwise performed services for, a third party engaged in a business substantially similar to the Business, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships could inevitably harm the Company’s Business.

(b)    Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company may suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.

(c)    Non-Compete. During the Employment Period and, except as otherwise provided in Section 6(b), for a period of two (2) years after termination of such employment, neither Employee nor any other person or entity with Employee’s assistance nor any entity in which Employee directly or indirectly has any interest of any kind (without limitation) shall anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business which is engaged, in whole or in part, in the Business, or any business that is competitive therewith or any portion thereof, except for the exclusive benefit of the Company, unless Employee is solely providing services to and for a non-competitive portion of such business; provided, however, that Employee shall not be deemed to have breached this provision if Employee’s sole relation with any such entity consists of Employee’s holding, directly or indirectly, not greater than two percent (2%) of the outstanding securities of a company listed on or through a national securities exchange.

(d) Non-Solicitation. In addition, during the Employment Period and, except as otherwise provided in Section 6(b), for a period of two (2) years after termination of such employment, neither Employee nor any person or entity with Employee’s assistance nor any entity that Employee or any person with Employee’s assistance or any person who Employee directly or indirectly controls shall, directly or indirectly, (1) solicit or take any action to induce (A) any employee to quit or terminate their employment with the Company or the Company’s affiliates or (B) any customer to cease doing business with, or reduce or modify its business with, the Company or the Company’s affiliates, or (2) employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company’s affiliates during the aforementioned period.

(e)    Confidentiality. Without the express written consent of the Company, Employee shall not at any time (either during or after the termination of the Employment Period) use (other than for the benefit of the Company) or disclose to any other person or business entity proprietary or confidential information concerning the Company, the Company’s parent, or any of their affiliates, or the Company’s, the Company’s parent’s, or any of their affiliates’ trade secrets or inventions of which Employee has gained knowledge during Employee’s employment with the Company. This paragraph shall not apply to any such information that: (1) Employee is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; or (3) was obtained after Employee’s employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects Employee from communicating with any governmental agency or entity concerning matters relevant to the governmental agency or entity. The parties agree that no confidentiality or other obligation Employee owes to the Company prohibits Employee from reporting possible violations of U.S. Federal law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. Federal or U.S. State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires Employee to notify the Company of any such report. In making any such report, however, Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(f)    Effect of Breach. Employee agrees that a breach of this Section 4 may not adequately be compensated by money damages and, therefore, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to a temporary injunction restraining such breach or threatened breach, and Employee hereby consents to the issuance of such temporary injunction, without the requirement of the Company to post a bond or other security, until such time as a court makes a final ruling on the Company’s right to a permanent injunction restraining such breach or threatened breach.

(g)    Other Rights Preserved. Nothing in this Section eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise, except that the covenants contained in Sections 4(c) and (d) shall supersede and replace the same or similar covenants contained in any other agreements, including in the Benefit Plans. Without limiting the foregoing, this Section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.

(h)    Section 409A. The Company and Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 4(h). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 6(b) of this Agreement shall be paid or provided only at the time of a termination of Employee’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). For purposes of Section 409A of the Code, each payment made under this Agreement will be treated as a separate payment. Further, if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

Additionally, in the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to, in a manner that preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Employee (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

5.    Termination. This Agreement and the Employment Period shall terminate upon the following circumstances:
(a)     Without Cause. At any time at the election of either Employee or the Company for any reason or no reason, without Cause, but subject to the provisions of this Agreement. It is expressly understood that Employee’s employment is strictly “at will.”

(b)    Cause. At any time at the election of the Company for Cause. “Cause” for this purpose shall mean (i) Employee committing a material breach of this Agreement that, if curable, is not cured within ten (10) business days after written notice to Employee; (ii) acts involving moral turpitude, including fraud, material and willful dishonesty, willful and intentional unauthorized disclosure of confidential information, the commission of a felony, or material violation of policies of the Company made available to Employee; (iii) direct and deliberate acts constituting a material breach of Employee’s duty of loyalty to the Company; or (iv) Employee’s willful or continuous refusal, other than by reason of Disability (as defined below), to perform the material duties reasonably assigned to Employee by the Company consistent with the provisions of this Agreement if such refusal is not remedied within ten (10) business days after written notice to Employee.

(c)    Death or Disability. Employee’s death or Employee’s being unable, due to physical or mental disability, to render the services required to be rendered by Employee for more than a total of ninety (90) consecutive business days or an aggregate of a period of one hundred eighty (180) business days during any twelve-month period (“Disability”).

(d)    Good Reason. At any time at Employee’s election for Good Reason. “Good Reason” shall mean (i) a material diminution in Employee’s title, duties, role, reporting line, and/or responsibilities, and/or the assignment of duties and/or responsibilities materially inconsistent with Employee’s title and/or role; (ii) a reduction of Employee’s Base Salary and/or STIP and/or LTIP opportunity; (iii) Employee’s relocation to any place other than Wichita, Kansas; and/or (iv) any material breach by the Company of this Agreement (which shall include without limitation the failure to timely appoint Employee as Chief Financial Officer). Notwithstanding the foregoing, Good Reason shall not exist unless Employee provides written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within thirty (30) days of discovery of the conduct allegedly constituting Good Reason and the Company fails to cure same within thirty (30) days of receipt of such notice.

6.    Effect of Termination.

(a)    If Employee’s employment is terminated (i) by Employee without Good Reason or (ii) by the Company for Cause, the Company shall pay Employee’s compensation only through the last day of the Employment Period (less any amounts the Company may off-set or deduct as specified in this Agreement or to the extent permitted by law), and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

(b)    If Employee’s employment is terminated by the Company for any reason other than Cause or by Employee for Good Reason and for so long as Employee is not in breach of Employee’s continuing obligations under Section 4, the Company shall (i) continue to pay Employee an amount equal to Employee’s Base Salary in effect immediately prior to the termination of Employee’s employment for a period of twelve (12) months (less any amounts the Company may off-set or deduct as specified in this Agreement or to the extent permitted by law), (ii) pay the costs of COBRA medical and dental benefits coverage which are offered to Employee after termination for a period of twelve (12) months, (iii) not require repayment of any relocation benefits, and (iv) reduce the restrictions in Section 4(c) and in Section 4(d) to twelve (12) months from termination. Notwithstanding the foregoing, if the Company’s making the COBRA payments under this Section 6(b) would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 6(b) in a manner as is necessary to comply with the PPACA and the Code. Employee shall be entitled to the amounts set forth in this Section 6(b) only if he signs an agreement acceptable to the Company that (i) waives any rights Employee otherwise may have against the Company and (ii) releases the Company from actions, suits, claims, proceedings and demands related to the Employment Period and the termination of employment (except for rights to benefits under the Benefit Plans or as may otherwise be expressly provided in this Agreement) and (iii) does not contain any greater restrictive covenants than otherwise applicable to Employee. Employee must sign and tender the release as described above not later than sixty (60) days following the later of Employee’s last day of employment or the day such release was provided to Employee by the Company, and if Employee fails or refuses to do so, Employee shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Code, they shall begin on the first pay period following the date that is sixty (60) days after Employee’s employment terminates. If the payments are not otherwise subject to Section 409A of the Code, they shall begin on the first pay period after the later of the date the release becomes effective and the thirty-first day after Employee’s last date of employment. The initial salary continuation payment shall include any unpaid salary continuation payments from the date Employee’s employment terminated, subject to Employee’s executing and tendering the release on the terms as set forth above.

(c)    If Employee’s employment is terminated by the Company for any reason other than Cause, due to death or Disability or by Employee for Good Reason during the Initial Term of this Agreement, and for so long as Employee is not in breach of Employee’s continuing obligations under Section 4, Employee will be treated as (1) 66-2/3% vested in all LTIP shares awarded to Employee in respect of the 2019 annual LTIP grant described in Section 3(c) above (with such vested percentage to include any shares that have previously vested), so long as the 2019 annual LTIP grant is made on or before Employee’s date of termination; and (2) 33-1/3% vested in all LTIP shares awarded to Employee in respect of the 2020 annual LTIP grant (with such vested percentage to include any shares that have previously vested), so long as the 2020 annual LTIP grant is made on or before Employee’s date of termination.

If Employee’s termination of employment occurs after the Initial Term of this Agreement, Employee will be entitled to retain only those shares awarded under the LTIP that have otherwise vested in accordance with the terms of the LTIP as of that date.

(d)    On termination of employment, Employee shall deliver all trade secret, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee’s possession or under Employee’s control and that are the property of the Company or relate to the business of the Company. For the avoidance of doubt, Employee shall be permitted to retain his personal contact list.

(e)    If, following Employee’s acceptance of this offer and the date of Employee’s notice of resignation from Employee’s prior employer but prior to the Effective Date, the Company withdraws or rescinds the offer, or materially changes the terms of the offer in a manner that constitutes Good Reason, the Company will treat Employee as if his employment commenced and was terminated by the Company without Cause.

(f)    Employee’s obligations under Section 3(d) and Section 4 through Section 9 of this Agreement shall survive the expiration or termination of this Agreement. The Company shall have no obligation to make the payments set forth in Section 6(b) above unless and until Employee has fully complied with Employee’s obligations under this Section 6.

7.    Representations and Warranties.

(a)    No Conflicts. Employee represents and warrants to the Company that, to the best of his knowledge, Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound. For the avoidance of doubt, Employee has disclosed to the Company that he has certain confidentiality, employee non-solicitation, employee non hire, and non-competition covenants to his prior employer that to the best of Employee’s knowledge would not materially prevent, restrict or limit him from fully performing all duties and services for the Company.

(b)    No Hardship.    Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship and will not unreasonably interfere with Employee’s ability to earn a livelihood.

8.    Alternative Dispute Resolution.

(a)    Mediation. Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company (“Disputes”) to mediation in Wichita, Kansas and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Employee shall pay their respective attorneys’ fee and other costs associated with the mediation, and the Company and Employee shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b)    Arbitration. Subject to Section 8(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) then in effect. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Employee shall pay their respective attorneys’ fees and other costs associated with the arbitration, and the Company and Employee shall equally bear the costs and fees of the arbitrator.

(c)    Confidentiality. Employee and the Company agree that they will not disclose, or direct or assist those acting on their behalf to disclose, any aspect of the proceedings under Section 8(a) and Section 8(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the other party, (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award, (vi) in connection with the arbitration (e.g., to the parties, their respective counsel, legal assistants, support staff, experts, consultants, potential witnesses, court reporters) and/or (vii) to Employee’s family and/or accountant(s), legal, financial and/or tax advisor(s). This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial and/or tax advisor(s), or family members, provided that they comply with the provisions of this paragraph.
(d)    Injunctions. Notwithstanding anything to the contrary contained in this Section 8, the Company and Employee shall have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the Company and Employee must contemporaneously submit the Disputes for nonbinding mediation under Section 8(a) and then for arbitration under Section 8(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

9.    General.

(a)    Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

To the Company:

Spirit AeroSystems, Inc.
Attention: Executive Vice President/Chief Administration Officer
3801 S. Oliver
P.O. Box 780008, Mail Code K15-19
Wichita, KS 67278-0008
Facsimile Number: (316) 523-8814

or such other person or address as designated in writing to Employee.
To Employee:
Jose Garcia

or at Employee’s last known residence address or to such other address as designated by Employee in writing to the Company.

(b)    Successors. Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee or Employee’s beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Employee’s beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and Employee and shall be enforceable by them and Employee’s heirs, legatees, and legal personal representatives. If Employee dies during the Employment Period, the obligation to pay salary and provide benefits shall immediately cease except as otherwise set forth herein; and, absent actual notice of any probate proceeding, the Company shall pay any compensation due for the period preceding Employee’s death to the following person(s) in order of preference: (i) spouse of Employee; (ii) children of Employee, in equal shares; (iii) father, mother, sisters, and brothers, in equal shares; or (d) the person to whom funeral expenses are due. Upon payment of such sum, the Company shall be relieved of all further obligations hereunder.

(c)    Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company’s parent shall govern issues related to the issuance of shares of its common stock. Except as provided in Section 8, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Wichita, Kansas.

(d)    Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e)    Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(f)    Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

(g)    Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.

(h)    Indemnity. The Company will indemnify Employee to the same extent the Company indemnifies other comparable level executives of the Company consistent with the Company’s Certificate of Incorporation and Bylaws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

SPIRIT AEROSYSTEMS, INC.

By:     /s/ Justin Welner

Name: Justin Welner

Title:     Vice President, Human Resources
“Company”

/s/ Jose Garcia _
Jose Garcia

“Employee”

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